Exhibit 10.1

Confidential

Certain information has been excluded from this exhibit because it (i) is not material and

(ii) would be competitively harmful if publicly disclosed.

LITIGATION SETTLEMENT AND PATENT CROSS LICENSE AGREEMENT

This Litigation Settlement and Patent Cross License Agreement (“Settlement Agreement”) is entered into by and between Velodyne Lidar USA, Inc., a Delaware corporation with its place of business at 5521 Hellyer Ave., San Jose CA 95138 on behalf of itself and its Affiliates (“Velodyne”) and Quanergy Systems Inc., a Delaware corporation with its place of business at 433 Lakeside Dr., Sunnyvale, CA 94085 on behalf of itself and its Affiliates (“Quanergy”), effective as of November 22, 2022 (the “Effective Date”). Velodyne and Quanergy (each a “Party” and collectively the “Parties”) hereby agree as follows.

Whereas, Quanergy and Velodyne are currently in litigation involving the U.S. Patent No. [***] (“[***] Patent”) in the U.S. District Court for the Northern District of California (Quanergy Systems Inc. v. Velodyne Lidar, Inc.) Case No. 16-cv-05251-EJD (the “Litigation”);

Whereas, the Parties desire to avoid further litigation and the risk and expense incident thereto and to fully and finally settle all matters in controversy between them in the Litigation pursuant to the terms and conditions of this Settlement Agreement;

Whereas, the Parties desire to enter a global cross-licensing relationship to manufacture and sell sensing devices based on certain patented technologies of both parties;

Whereas, this Settlement Agreement provides the terms and conditions under which each Party grants to the Other Party certain patent licenses and rights for the use of certain patented lidar technology;

Whereas, the Parties agree that a single agreement providing each Party with a limited license to certain of the other Party’s patents under a single, worldwide royalty arrangement is most convenient for both Parties;

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions hereinafter set forth in this Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1. “Affiliate” means, for a Party, an entity on the Effective Date that Controls, is Controlled by, or is under common Control of such Party. For the avoidance of doubt, a Subsidiary of a Party shall also be deemed an Affiliate of such Party.

1.2. “Change of Control” means, for a target entity, a transaction or series of related transactions through which an entity that did not previously Control the target entity, acquires Control of the target entity.

Confidential

1.3. “Control” means having the legal power to direct the actions of an entity by any means including without limitation through (a) ownership of the majority of the stock representing the majority of the votes of a publicly traded entity; or (b) having majority ownership of a privately owned entity.

1.4. “Controlled” means, for an entity, being under the Control of another entity.

1.5. “[***]” means (i) [***]. The [***] does not include [***].

For avoidance of doubt, the [***] does not include [***], including but not limited to [***].

In addition, the [***] applies only to the [***] and to no other nations, states or territories.

1.6. “[***]” means US patent [***], US provisional patent [***], and US utility application serial number [***] and any patents (including continuations and divisionals) issuing on such patents and patent applications, and any foreign counterparts, reissues, reexaminations, and extensions of any of the foregoing.

1.7. “Net Sales” means the gross amount received by or on behalf of Quanergy on account of sales (or leases or other commercial disposition) of Quanergy Licensed Product. Net Sales does not include (a) [***], (b) [***]; (c) [***]. For clarity, Net Sales shall not be reduced by (x) [***], (y) [***], or (z) [***].

1.8. “[***]” means that [***].

1.9. “[***]” means not [***].

1.10. “Patent” means a patent, patent application, utility model, and all similar intellectual property rights covering inventions existing anywhere in the world, provided that Patent excludes design patents.

1.11. “Patent Family” means a specific U.S. patent or patent application together with any and all its substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the claimed subject matter of a continuation-in-part is disclosed and enabled in the parent patent application), foreign counterparts of such patent application in any jurisdiction outside of the U.S., and any and all patents that issue on any one or more of those including reexamined and reissued patents.

1.12. “Quanergy Licensed Patents” means the Quanergy Patents identified on the Licensed Patent Appendix and their related Patent families.

1.13. “Quanergy Licensed Product” means any rotational lidar designed, developed, and sold by Quanergy, provided that Quanergy Licensed Product excludes [***]. For the avoidance of doubt, Quanergy and Velodyne have agreed that “Quanergy Licensed Product” includes, but is not limited to, [***].

1.14. “Quarterly Net Sales” means the Net Sales in the current quarter and is defined in Royalty Appendix.

Confidential

1.15. “Quanergy Patents” means all patents or patent applications anywhere in the world that are owned or controlled by Quanergy. For the purpose of this Settlement Agreement, all Quanergy Licensed Patents are Quanergy Patents.

1.16. “Royalty Appendix” means the appendix attached to this Settlement Agreement entitled Royalty Appendix.

1.17. “Royalty Payment” is defined in the Royalty Appendix.

1.18. “Royalty Rate” is defined in the Royalty Appendix and is used to determine the Royalty Payments.

1.19. “Subsidiary” means, for a Party, an entity that is Controlled by such Party.

1.20. “Term” means the period beginning on the Effective Date and continuing until the expiration or termination of this Settlement Agreement pursuant to Section 6.

1.21. “Velodyne Licensed Patents” means the Patent Family identified on the Licensed Patent Appendix.

1.22. “Velodyne Product” means a lidar designed, developed, and sold by Velodyne.

2.	Releases and Payments for Entering the Settlement Agreement

2.1. Release of Velodyne. Quanergy on behalf of itself and its respective predecessors, successors, heirs and assigns, administrators, executors, attorneys, insurers, employees, officers, directors, and representatives, irrevocably releases Velodyne and its respective predecessors, successors, heirs and assigns, administrators, executors, attorneys, insurers, agents, servants, suppliers, employees, officers, directors, and representatives, and waives the right to recover damages for any acts of trade secret misappropriation by Velodyne prior to the Effective Date and for any acts of patent infringement committed directly or indirectly by (a) Velodyne, and (b) users, customers, and/or distributors of Velodyne Licensed Products prior to the Effective Date, solely, in this Section 2.1, to the extent that such acts of patent infringement would have been licensed pursuant to the terms of this Agreement had such acts occurred during the Term.

2.2. Release of Quanergy. Contingent upon Velodyne’s receipt of the full payment set forth in Section 2.3, Velodyne on behalf of itself and its respective predecessors, successors, heirs and assigns, administrators, executors, attorneys, insurers, employees, officers, directors, and representatives, irrevocably releases Quanergy and its respective predecessors, successors, heirs and assigns, administrators, executors, attorneys, insurers, agents, servants, suppliers, employees, officers, directors, and representatives, and waives the right to recover damages for any acts of patent infringement committed directly or indirectly by: (a) Quanergy, and/or (b) its users, customers and/or distributors of Quanergy Licensed Products prior to the Effective Date, solely, in this Section 2.2, to the extent that such acts of patent infringement would have been licensed pursuant to the terms of this Agreement had such acts occurred during the Term.

Confidential

2.3. With respect to the releases provided for above, each Party hereby expressly waives any right (but only to the extent such right relates to a claim of patent infringement) that a Party may have under the laws or statutes of the United States which limits the extension of a general release to certain types of claims, such as California Civil Code § 1542, which provides that: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected his or her settlement with the debtor or released party.”

2.4. Payment for Legal Costs. Quanergy shall pay to Velodyne [***] as compensation for Velodyne’s legal costs in connection with the Litigation according to the following schedule (the “Initial Payment”): Quanergy shall pay five hundred thousand dollars ($500,000) within seven (7) days following the Effective Date, and [***] at the end of every calendar quarter from the fourth quarter (Q4) of 2022 to the first quarter (Q1) of 2024, pursuant to the payment terms in Sections 5.3, 5.4, 5.5, and 5.6. This payment is in addition to the royalties set forth in Section 5 and payments made under this Section 2.4 shall not reduce or be counted as an offset against such royalty payments.

2.5. Contesting Validity. Subject to the releases and licenses granted in this Settlement Agreement, and as a continuing condition of the same, the Parties shall not knowingly challenge, or assist others in challenging in any way, the validity and enforceability of any Velodyne Licensed Patent or any Quanergy Licensed Patent, except that either Party shall have the right to challenge the validity and enforceability of any Patent in defense to a suit or assertion of a claim relating to any such Patent that is brought against a Party or alleging infringement by a Quanergy Licensed Product or a Velodyne Product. Compliance with a subpoena or court order shall not be deemed a violation of the covenant set out in this Section 2.5; however, if such a subpoena is issued, notice and an opportunity to file objections or move to quash shall be given to the licensing Party [***] days in advance of any response to such subpoena, if possible, and if the licensing Party receives less than [***] days-notice of the subpoena, as soon as reasonably possible, but in no event less [***]) days before the response is due.

2.6. Dismissal. Promptly but no later than seven (7) days following receipt of the first payment of five-hundred thousand dollars ($500,000) in accordance with Section 2.4 above, the Parties will execute and file any papers, motions and other materials with each and every court, tribunal, government agency, and/or any other governmental entity as may be necessary to effect a dismissal with prejudice of Quanergy’s claims and counterclaims against Velodyne in the Litigation, and a dismissal without prejudice of Velodyne’s claims against Quanergy in the Litigation. Velodyne shall not initiate any litigation against Quanergy based on the same claims (or substantively similar claims) asserted in the Litigation, as long as Quanergy complies with its payment obligations in Section 2.4 of this Settlement Agreement. Velodyne shall indemnify and hold Quanergy harmless from any breach of the foregoing sentence.

2.7. No other Releases. No releases, express, implied or otherwise are granted under this Settlement Agreement beyond those expressly set forth in Sections 2.1 and 2.2.

3.	License Grants

3.1. License to Velodyne. Quanergy hereby grants to Velodyne a non-exclusive, irrevocable, worldwide, royalty-free license under the Quanergy Licensed Patents under which license Velodyne may make, have made (subject to the limitations in Section 3.3), use, sell, offer to sell, distribute, lease, export, import, and otherwise dispose of Velodyne Products. The license granted under this Section 3.1 shall be effective on the Effective Date and shall remain in force during the Term.

Confidential

3.2. License to Quanergy. Velodyne hereby grants to Quanergy a non-exclusive, worldwide, royalty-bearing (pursuant to Section 5) license under Velodyne Licensed Patents under which license Quanergy may make, have made (subject to the limitations in Section 3.3), use, offer for sale, sell, distribute, lease, export, import, and otherwise dispose of Quanergy Licensed Products except [***] for which field no license is granted to the Velodyne Licensed Patents in this Settlement Agreement (see Section 3.6). The license granted under this Section 3.2 shall be effective on the Effective Date but shall be revocable and automatically revoked if Quanergy fails to make any timely payment as required by Section 2.4 of this Agreement. Upon final payment of the Payment for Legal Costs under Section 2.4 of this Agreement, the license granted under this Section 3.2 shall convert to being irrevocable and shall be irrevocable.

3.3. Have Made Clarifications and Limitations. The right of an entity licensed under Sections 3.1 or 3.2 to have products made for it shall apply solely where the specifications and detailed designs for any such products are developed and owned solely by the licensed entity and/or one or more of its Subsidiaries. The Parties understand and acknowledge that the licenses granted hereunder are intended to cover only the Licensed Products of Quanergy, and are not intended to, and do not, cover manufacturing activities that Quanergy may undertake on behalf of third parties (patent laundering activities).

3.4. No Implied Rights. No rights or licenses of any kind are granted by implication, estoppel or any other legal theory other than those expressly granted in Sections 3.1 and 3.2 of this Settlement Agreement.

3.5. Patent Enforcement, Filing, and Maintenance. Neither Party shall have any obligation to (a) enforce or assert any Patent licensed under this Settlement Agreement against any third party; (b) maintain any Patent licensed under this Settlement Agreement; or (c) file applications for or prosecute any additional Patents or Patent Applications.

3.6. Reservation of Rights for [***]. Notwithstanding anything to the contrary in this Settlement Agreement, the license to Quanergy of Velodyne Licensed Patents excludes [***] as set forth in Section 3.2. In addition:

a.

Velodyne reserves all rights to Velodyne Licensed Patents within [***]. For avoidance of doubt, Quanergy understands that if Quanergy makes, has made, uses, sells, offers for sale, or imports rotational lidar within the Field of Exclusivity, Velodyne shall have the right to sue Quanergy for patent infringement.

b.

Velodyne may notify Quanergy that [***] is no longer in effect, at which time, the definition of Quanergy License Product shall be automatically adjusted to the new broader scope, royalties shall accrue, and licenses and covenants shall apply accordingly.

Confidential

4.	Representations, Warranties and Covenants

4.1. Velodyne’s Representations and Warranties. Velodyne hereby represents and warrants as of the Effective Date that: (a) Velodyne owns the Velodyne Licensed Patents, and has the right to grant the license, releases and covenants with respect to the Velodyne Licensed Patents as set forth in this Settlement Agreement; (b) it has not assigned or otherwise transferred to any other person any rights to the Velodyne Licensed Patents that would prevent Velodyne from entering into this Settlement Agreement; and (c) the person executing this Settlement Agreement on behalf of Velodyne has the full right and authority to enter into this Settlement Agreement on Velodyne’s behalf.

4.2. Quanergy’s Representations and Warranties. Quanergy hereby represents and warrants as of the Effective Date that: (a) Quanergy owns the Quanergy Patents, and has the right to grant the licenses, releases, and covenants with respect to the Quanergy Patents as set forth in this Settlement Agreement; (b) it has not provided, assigned or otherwise transferred to any other person any rights, to the patents and applications in any Quanergy Patents; and (c) the person executing this Settlement Agreement on behalf of Quanergy has the full right and authority to enter into this Settlement Agreement on Quanergy’s behalf.

4.3. Disclaimer. EACH PARTY HEREBY DISCLAIMS (AND THE OTHER PARTY HEREBY ACCEPTS SUCH DISCLAIMER) ANY REPRESENTATION OR WARRANTY THAT (A) ANY PRODUCT LICENSED UNDER THIS SETTLEMENT AGREEMENT WILL BE FREE FROM INFRINGEMENT OF THIRD PARTY PATENTS; (B) ANY PATENT LICENSED UNDER THIS SETTLEMENT AGREEMENT IS VALID OR ENFORCEABLE; AND (C) ANY PATENT LICENSED UNDER THIS SETTLEMENT AGREEMENT IS FIT FOR ANY PURPOSE OF ANY KIND. Except for the express warranties made in Section 4, the Parties make no representations or warranties, express, implied or statutory.

5.	Reporting, Payment Terms and Audit

5.1. Quarterly Reports. Within [***] following the end of each calendar quarter during the Term, Quanergy shall provide to Velodyne a written report, in the form attached as Royalty Report Appendix, stating at least the following information:

a.	Net Sales of and the total unit number of Quanergy Licensed Products sold or transferred by Quanergy during such quarter; and

b.

The number of Quanergy Licensed Products received from Quanergy by each customer and/or distributor, in each case during such quarter. In connection with the audit in Section 5.8, the auditors have the right to contact such customers and/or distributors to confirm such reported information; and

c.	Number of Quanergy Licensed Products that Quanergy used for its own purposes that entered service during such quarter; and

d.	Quanergy Licensed Product by product name and per unit price; and

e.	A calculation of the royalty due for such quarter pursuant to the Royalty Appendix.

Confidential

5.2. Quarterly Payments. Within [***] days following Quanergy’s transmission of a [***] report to Velodyne (but in no event later than [***] days following [***]), Quanergy shall pay to Velodyne the Quarterly Royalty due pursuant to the Royalty Appendix.

5.3. Late Payments. Late payments shall accrue interest at an annual rate of the Prime Rate as reported by The Wall Street Journal’s bank survey on January 31 of that calendar year plus [***], but in no event less than [***]. The late payment shall be calculated on a daily basis from the day a payment is due until such payment is actually received by Velodyne.

5.4. Currency. All payments under this Settlement Agreement shall be made in United States Dollars.

5.5. Payments. All payments made under this Settlement Agreement shall be made to Velodyne by wire transfer to an account identified by Velodyne and which may be updated upon notice from Velodyne. Upon the Effective Date, Velodyne’s account information is as follows for wire transfer:

[***]

5.6. Taxes. Any payments stated in the Settlement Agreement are exclusive of VAT, other surcharges, and any other taxes other than withholding tax. If Quanergy is obliged to pay VAT, other surcharges or other taxes other than withholding tax, to Velodyne, Quanergy will do so by paying an additional amount, on top of the stated amount. If Quanergy is legally required by any valid governmental authority to withhold taxes on any royalty payments due hereunder, Quanergy shall be entitled to withhold such amount provided that Quanergy shall (a) use all reasonable efforts to minimize such amounts; and (b) provide all reasonable documentation of the payment of such taxes for the benefit of Velodyne.

5.7. Books and Records. Quanergy shall keep complete written books and records sufficient to support and generate all data required to be provided to Velodyne pursuant to Section 5.1 (the “Records”). Quanergy shall keep the Records intact and available for inspection during the term of this Settlement Agreement and for a period of two (2) years after any expiration or termination of this Settlement Agreement.

5.8. Audit. No more than [***], Velodyne shall be entitled to conduct an Audit of the Records for any period during the Term. Such audit shall be conducted by an outside accounting and/or auditing firm mutually agreeable to the Parties who has signed an agreement with appropriate confidentiality obligations with Quanergy (the “Auditor”). Upon completion of each such audit, the Auditor shall report to Velodyne and Quanergy its conclusion including without limitation, the quality and sufficiency of the Records, any amount of overpayment or underpayment of royalties for the period under examination. If the audit concludes that Quanergy has overpaid royalties, such overpayment shall be deemed a credit against future royalty payments (unless the Settlement Agreement has expired or terminated and no future royalties are due, in which case, Velodyne shall refund the overpayment within [***] days following Velodyne’s confirmation of the audit). If the audit concludes that Quanergy has underpaid royalties, Quanergy shall pay to Velodyne the amount of such underpayment plus applicable interest (pursuant to Section 5.3) within [***] days after Quanergy receives a notice from Velodyne confirming and requesting the

Confidential

underpayment. In addition to the Records, the Auditor shall be entitled to review the customer confirmations of any sales data and any publicly available information (“Public Data”) that may be relevant to determining the accuracy of Quanergy’s Records and quarterly reports. If the Public Data reasonably indicates that Quanergy has underreported and/or underpaid the amount of royalties due, the Auditor may use such Public Data to determine the actual royalties due even if such amount is greater than indicated by the Records. If any audit reveals an under report and/or underpayment of [***], for any quarter during the period under audit, then in addition to all other payments due from Quanergy to Velodyne, Quanergy shall also pay all costs of the audit.

6.	Term and Termination

6.1. Term. Unless earlier terminated pursuant to Section 6.2, the Term of this Agreement shall expire upon termination of the last in time Licensed Patent of either Party to expire.

6.2. Termination. Quanergy’s failure either to (a) perform as set forth in Sections 2.4 (Payment for Legal Costs), 5.1 (Quarterly Reports), and 5.2 (Quarterly Payments); or (b) cooperate with an audit and/or make any payments required therefrom as set forth in Section 5.8 shall be deemed a material breach of this Settlement Agreement. Velodyne shall have the right to terminate this Settlement Agreement and the licenses granted to Quanergy herein upon notice to Quanergy if Quanergy fails to cure any material breach of this Settlement Agreement with thirty (30) days following notice of such breach.

6.3. Survival. All payment obligations that accrue prior to the end of the Term shall survive any expiration or termination of this Settlement Agreement. In addition, Sections, 1, 2 (except 2.5 “Contesting Validity”), 3.1, 3.2 (after the payment of the amounts in 2.4), 3.3, 3.4, 3.5, 4, 5.3, 5.4, 5.5, 5.6, 5.7 (for 2 years after the termination or expiration of the Agreement), 5.8 (for 2 years after the termination or expiration of the Agreement), 6, and 8 shall survive any expiration or termination of this Settlement Agreement.

7.	Acquisitions and Change of Control

7.1. Quanergy.

a.

Stand-Alone Divestiture. If during the Term, Quanergy divests all or any part of its business associated with Quanergy Licensed Products, and the divested entity is not Controlled by such Party, then such divested entity shall be entitled to take a patent license from Velodyne on the same terms and conditions as those contained in this Settlement Agreement (other than the payment of the Initial Payment to the extent already paid) and Velodyne shall grant such a license to such entity provided that such entity notifies Velodyne of its request for such a license within ninety (90) days following the divestiture from Quanergy.

b.

Change of Control. If during the Term, (i) Quanergy undergoes a Change of Control, or (ii) Quanergy divests all or substantially all of its business associated with Quanergy Licensed Products and such business is acquired by another entity, (in either case, the entity that acquires Control of Quanergy or that acquires the Quanergy Licensed Product business being the “Acquiring Entity”) the license granted under Section 3.2 shall transfer to the Acquiring Entity subject to the following limitations:

Confidential

1.	The Quanergy Licensed Products that were bona fide sold, offered for sale, being developed, or provided under the license granted to Quanergy at the time of such assignment, and

2.

Any updates or bug fixes of such Quanergy Licensed Products. For the avoidance of doubt, an “update” may include improvements and enhancements to features and functionality that are natural evolutions of the Licensed Product.

c.	Any assignment or transfer in violation of this Section 7.1 shall be null and void.

7.2. Velodyne.

a.

Stand-Alone Divestiture. If during the Term, Velodyne divests all or any part of its business associated with Velodyne Products, and the divested entity is not Controlled by such Party, then such divested entity shall be entitled to take a patent license from Quanergy on the same terms and conditions as those contained in this Settlement Agreement and Quanergy shall grant such a license to such entity provided that such entity notifies Quanergy of its request for such a license within [***] days following the divestiture from Velodyne.

b.

Change of Control. If during the Term, (i) Velodyne undergoes a Change of Control, or (ii) Velodyne divests all or substantially all of its business associated with Velodyne Products and such business is acquired by another entity, (in either case, the entity that acquires Control of Velodyne or that acquires the Velodyne Product business being the “Velodyne Acquiring Entity”) the license granted under Section 3.1 shall transfer to the Velodyne Acquiring Entity subject to the following limitations::

1.

The Velodyne Products that were bona fide sold, offered for sale, provided, or being developed under the license granted to Velodyne at the time of such assignment (and, if being developed, are generally commercially released within [***] after such assignment), and

2.

Any updates or bug fixes of such Velodyne Products. For the avoidance of doubt, an “update” may include improvements and enhancements to features and functionality that are natural evolutions of the Velodyne Product.

c.	Any assignment or transfer in violation of this Section 7.2 shall be null and void.

Confidential

8.	Miscellaneous

8.1. No Admission. The considerations, compromise and settlement as set forth in this Settlement Agreement does not constitute a ruling on the merits, an admission as to any issue of fact or principle at law or an admission of liability of any Party or any Affiliate of any Party. It is also expressly agreed that neither this Settlement Agreement, its execution, the performance of any of its terms nor any of its contents shall be offered or used in any proceeding as evidence against either Party or an admission of liability for patent infringement, validity, or willfulness, or for the determination of royalty rights, lost royalties, damages, or for any other purpose.

8.2. Encumbrances Run with Patents. The Parties agree that all licenses, releases, and covenants as set forth in this Settlement Agreement shall run with the corresponding Quanergy Licensed Patents and Velodyne Licensed Patents and shall be binding on any successor-in-interests or assigns thereto. When a Party assigns, sells, or otherwise transfers a patent and/or any rights to a patent to a third party, the Party and the third party shall agree, in writing, that the third party shall be bound by the licenses, releases, and covenants of this Settlement Agreement as part of such assign, sell, or transfer.

8.3. Language. The language of this Settlement Agreement is English and all correspondence regarding this Settlement Agreement shall be provided in English.

8.4. Governing Law. This Settlement Agreement will be governed by the laws of the State of California without regard to that State’s choice of laws, and where applicable, United States Federal Law.

8.5. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this contract, including the formation, interpretation, breach, termination or validity thereof, and whether the claims asserted are arbitrable, shall be referred to and finally determined by arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures. The Tribunal shall consist of one arbitrator. The selected arbitrator must be an attorney licensed to practice law in at least one (1) state of the United States and must have at least twenty (20) years of experience in US patent litigation. The costs of the arbitration shall be borne by the non-prevailing Party. The place of arbitration shall be Santa Clara County, California. The language to be used in the arbitral proceedings shall be English. Judgment upon the award rendered by the arbitrator may be entered in any state or federal court. This clause shall not preclude either Party from seeking enforcement in a court of appropriate jurisdiction the Parties’ obligations to participate in arbitration as set forth in this Settlement Agreement. Either party may seek enforcement of any final arbitration decision, including without limitation any awards granted therein, in any court of competent jurisdiction.

8.6. Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Settlement Agreement by Velodyne to Quanergy and by Quanergy to Velodyne are intended to be, for purposes of Section 365 of the United States Bankruptcy Code (“Section 365(n)”) and any such equivalent law in the United States or any other country, licenses of rights to “intellectual property” as that term is defined under Section 101(3)(A) of the United States Bankruptcy Code. The Parties further agree that the non-bankrupt Party, as licensee of such rights under this Settlement Agreement, shall retain and may fully exercise all of its rights and elections under Section 365(n) and any such equivalent law.

Confidential

8.7. Notices. All notices under this Settlement Agreement shall be in writing and shall be deemed effective when received. Notices may be sent by US mail or by email to the notice addresses listed below. Either Party may update its notice address by notice to the other Party.

For Velodyne:

Office of the General Counsel

Velodyne Lidar, Inc.

5521 Hellyer Ave

San Jose, CA 95138

For Quanergy:

Office of the General Counsel

Quanergy Systems, Inc.

433 Lakeside Drive

Sunnyvale, CA 94085

8.8. Interpretation. Each Party has had full and fair opportunity to negotiate and draft the language of this Settlement Agreement. Therefore, ambiguities arising in this Settlement Agreement will not be construed against either Party.

8.9. Entire Agreement and Amendments. This Settlement Agreement constitutes and contains the entire agreement between the Parties, and supersedes any and all prior negotiations, conversations, correspondence, understandings, and letters respecting the subject matter hereof. This Settlement Agreement may be amended or modified or one or more provisions hereof waived only by a written instrument signed by the Parties.

8.10. Severability and Captions. If one or more provisions of this Settlement Agreement are held to be invalid or unenforceable under applicable law, such provision shall be excluded from this Settlement Agreement, and replaced with a valid provision which most closely approximates the intent and effect of the invalid provision. The captions to this Settlement Agreement are for convenience only and are to be of no force or effect in construing and interpreting the provisions of this Settlement Agreement.

8.11. Counterparts. This Settlement Agreement may be executed in counterparts, and such counterparts may be exchanged via electronic transmission. Each such counterpart shall be deemed an original, and all of which taken together shall be deemed a single document.

Confidential

8.12. Confidentiality. The terms of this Settlement Agreement are confidential to the Parties. Notwithstanding the foregoing, either Party shall be free to comply with any disclosure required or deemed advisable under the Federal securities laws, compelled by a government entity of competent jurisdiction, any regulatory or compliance requirement, and/or accounting or auditing purposes so long as the Party disclose no more than is required and takes all reasonable actions to keep such disclosures confidential. In addition, each Party shall be permitted to issue a press release announcing the settlement, as long as such press release is factual in nature and does not disclose more information about the terms of the settlement than required or deemed advisable under the Federal securities laws. Notwithstanding the above, a Party may disclose the terms of this Settlement Agreement, without prior written consent of the other Party, to its employees, agents, attorneys, and actual and potential investors, with a need to know such information and who are obligated per a written agreement to protect the information. Notwithstanding anything to the contrary, either Party may freely disclose the existence of this Settlement Agreement and the fact that such Party is licensed under the Patents of the other Party, including a general description of the field(s) of use to which each Party is licensed.

8.13. Binding Effect. Unless otherwise provided, this Settlement Agreement and the terms, obligations, and rights in it shall be binding upon and shall inure to the benefit of the Parties and their respective Affiliates, successors, and assigns.

Agreed by:

Velodyne Lidar USA, Inc.	Quanergy Systems Inc.

Daniel Horwood	Jerry Allison
Print Name	Print Name

General Counsel	General Counsel
Title	Title

/s/ Daniel Horwood	/s/ Jerry Allison
Signature	Signature

November 23, 2022	November 23, 2022
Date	Date

Confidential

ROYALTY APPENDIX

Royalty and Calculations

For each calendar quarter or portion thereof during the Term, royalty payments are owed (“Royalty Payments”) at the following rate (“Royalty Rate”). Royalty Payments shall be accrued on Net Sales for Quanergy Licensed Products. The Royalty Payment is determined as follows:

1.

Determine the Net Sales of Quanergy Licensed Products for the current quarter (“Quarterly Net Sales”). Note, current quarter and current year means the quarter and year for which the royalties are being calculated.

2.

Determine the cumulative Net Sales of Quanergy Licensed Products from the Effective Date to the end of the current Quarter (“Cumulative Net Sales”). Note, current quarter and current year means the quarter and year in for which the royalties are being calculated.

3.	The applicable Royalty Rate is (a) [***] for the quarter when the Cumulative Net Sales are [***] (b) [***] for the quarter when the Cumulative Net Sales [***].

4.	The amount of Royalty Payments for the quarter (“Quarterly Royalty”) is obtained by multiplying Quarterly Net Sales by the Royalty Rate.

Confidential

LICENSED PATENTS APPENDIX

VELODYNE LICENSED PATENTS

THE PATENT FAMILY THAT COVERS THE INVENTION CLAIMED IN THE FOLLOWING US PATENT:

[***]

QUANERGY LICENSED PATENTS

THE PATENT FAMILIES THAT RELATE TO THE FOLLOWING QUANERGY PATENTS OR APPLICATION:

[***]